SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2005

REGIS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	0-11230	41-0749934

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

7201 Metro Boulevard
Minneapolis, MN 55439
(Address of principal executive offices and zip code)

(952) 947-7000
(Registrant’s telephone number, including area code)

(Not applicable)
(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Regis Corporation
Current Report on Form 8-K

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On April 13, 2005, Regis Corporation announced revised expectations related to its earnings growth for the third quarter of its current fiscal year and discussed several specific items which impacted the quarter. A copy of the News Release issued by Regis Corporation in connection with this Item 2.02, along with the related conference call transcripts, are attached as Exhibits 99.1 and 99.2, respectively, and incorporated by reference herein.

The information under Item 2.02 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of any general incorporation language in such filing.

ITEM 2.06. Material Impairments

On April 13, 2005, in connection with Regis Corporations annual review of goodwill impairment, the Company and the Audit Committee concluded that a pre-tax, non-cash goodwill impairment charge of approximately $40 million for its European business will be recorded in the Company’s fiscal third quarter. The Company will finalize the exact amount of such impairment after completing the testing, analysis and review of the forecast and valuation of the affected entity with its independent third-party valuation specialist. Any non-cash impairment charges will not impact the Company’s ability to generate cash flow in the future or its compliance with its debt covenants, nor are such charges tax deductible.

ITEM 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) In light of recent restatements by other public companies related to lease accounting practices, the Company’s management performed a review of its lease accounting practices. As a result of such review, the Company will correct the manner in which it accounts for rent holiday periods associated with its operating leases. On April 13, 2005, the Company’s management and its Audit Committee determined that the Company’s previously issued financial statements, including those in the Company’s 2004 Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and those in the Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004 and December 31, 2004 should no longer be relied upon. The Company’s management has discussed its lease accounting practices for rent holiday periods with its independent registered public accounting firm.

Typically, the Company’s operating leases do not require rental payments to begin until the salon is opened. The leased space is made available to the Company prior to the commencement of salon operations in order to allow time for installing normal leasehold improvements and equipment necessary to operate a salon. The Company historically began to recognize rental expense on a straight-line basis at the earlier of the commencement of operations or the commencement of rental payments. A rent holiday is considered to be any period where the lessee has the right to control the use of the leased property but no rental payments are required under the lease during that period. FASB Technical Bulletin (FTB) 85-3, Accounting for Operating Leases with Scheduled Rent Increases, requires that rent holiday periods in an operating lease should be recognized by the lessee on a straight-line basis over the lease term, which includes any rent holiday period. Previously, the Company has not included the rent holiday period in its straight-line rent calculation. Therefore, the Company is restating its financial statements to appropriately account for rent holiday periods.

The Company anticipates that the cumulative effect to correct its accounting for rent holiday periods through fiscal 2004 is a reduction to retained earnings of $7 million to $10 million.

As a result of the Company’s determination to restate its consolidated financial statements as discussed above, the financial statements included in the Company’s 2004 Annual Report on Form 10-K for the fiscal year ended June 30, 2004 should no longer be relied upon. The Company will file a Form 10-K/A with restated consolidated financial statements. In addition, the Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004 and December 31, 2004 should no longer be relied upon. The Company will file a Form 10-Q/A for each of these interim reporting periods with restated condensed consolidated financial information. The Company’s management believes that the impact of including rent holidays in its straight-line rent calculation will likely have no effect on the Company’s anticipated fourth quarter 2005 earnings per diluted share. The restatement to appropriately account for rent holidays will have no impact on the overall cash flows of the Company’s business.

The Company is currently evaluating the effect of the lease accounting changes with respect to its internal control over financial reporting in order to determine whether a material weakness currently exists or existed in prior reporting periods.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

EXHIBIT
NUMBER
99.1	Regis Corporation News Release dated April 13, 2005.

99.2	Regis Corporation conference call transcripts, April 13, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: April 19, 2005	By:	/s/ Eric Bakken

Name: Eric Bakken, Title: Secretary

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